EXHIBIT 23.1
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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-93895) pertaining to the Amended and Restated 1996 Stock Option Plan of Network-1 Security Solutions, Inc. of our report dated January 28, 2000 (with respect to Note L, February 9, 2000; Note M, February 29, 2000 and Note C, March 14, 2000), with respect to the financial statements of Network-1 Security Solutions, Inc. included in its annual report on Form 10-KSB for the year ended December 31, 1999 filed with the Securities and Exchange Commission.



Richard A. Eisner & Company, LLP

New York, New York

March 21-, 2000